EXHIBIT 10.1

Binding Letter of Intent

This Binding Letter of Intent (“LOI”) is dated June 4, 2018 and is made by STAR ALLIANCE INTERNATIONAL CORP., a Nevada corporation (“Star”), and Starving Lion, INC, a British Virgin Islands corporation (“Lion”) (any individually, a “Party” or collectively, the “Parties”). This LOI supersedes any prior letters or discussions regarding the proposed transaction. This LOI is intended to create binding legal and contractual obligations of the Parties with respect to matters set forth herein

RECITALS

WHEREAS, this LOI constitutes an expression of the mutual intent of the Parties, requiring only the execution and delivery of a definitive agreement between Star and Lion setting forth in detail all the terms and conditions of the proposed transaction and agreements described following, the Parties having engaged in negotiations and reached agreement in principle; and

WHEREAS, Lion wishes to sell to Star all of Lion’s rights, title, and interest in its assets that are described below in detail (“Assets”), and Star wishes to purchase from Lion all of Lion’s rights, title, and interest in and to the Assets, in exchange for cash and Star Common Stock in some combination, but which may be all cash, stock, or cash and stock, in an amount to be negotiated in good faith by the Parties;

WHEREAS, The Parties do hereby manifest by this LOI their intent to enter into a formal binding agreement between the Parties to be executed (“Definitive Agreement”).

WHEREAS, In this regard, the Parties set forth the following principles regarding the Definitive Agreement:

The Parties will cooperate with each other in the pursuit of executing the Definitive Agreement. Each Party will furnish information to the other and perform such other activities as may be reasonably required to facilitate their respective entry into, and execution, of the Definitive Agreement. The Definitive Agreement will contain such additional terms and conditions, including but not limited to standard warranties and cross-indemnities, as are commercially customary.

The specific rights, duties, and obligations of the respective Parties in connection with the transaction shall be governed by the Definitive Agreement. Such rights, duties, and obligations shall be based on mutually acceptable terms and conditions, including fair and reasonable amounts and the inclusion of any terms and conditions required or contemplated by law, regulation, or otherwise.

The transaction contemplated by this LOI and the Definitive Agreement to be prepared therefore involves purchase of the Assets (the "Acquisition").

In order to facilitate the Acquisition, Star, and Lion agree that each will use their best efforts to formulate a structure for the Acquisition which is acceptable to each Party and which is formulated to:

1) comply with all necessary legal and regulatory requirements;

2) minimize or eliminate adverse tax consequences; and

3) be as cost effective as possible.

Star has complied, or shall have complied by the date of execution of the Definitive Agreement, in all respects with applicable federal and state securities laws, rules and regulations, as such laws, rules, and regulations apply to Star and its securities; and all shares of capital stock of Star have been issued in accordance with applicable federal and state securities laws, rules, and regulations.

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Both Star and Lion have not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on any Party, and, to the knowledge of the Parties, neither is in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the on any Party.

The Definitive Agreement contemplated by this LOI to be executed by the Parties will include appropriate provisions requiring both Parties to comply with all U.S. and International laws and regulations.

NOW, THEREFORE, in consideration of the above Recitals, and mutual terms, conditions, and other agreements set forth herein, the Parties agree, and intend to be bound, as follows:

SECTION I

1. Terms. The Parties envision that the principal terms of the proposed transaction would be substantially as follows:

a. Purchase of Lion Assets: Star will purchase the Assets from Lion.

b. Share Exchange: Star shall pay cash, issue a number of Star Common Stock, or a combination of the foregoing, as agreed by the Parties, or other good and valid compensation, in an amount determined by the Parties to be a fair and equitable amount for each of them, and for the Assets to be purchased, in consideration for the purchase of the Lion Assets (disclosed below).

c. Conduct in Ordinary Course. In addition to the conditions discussed herein and any others to be contained in the Definitive Agreement, consummation of the purchase would be subject to the Parties each having conducted business in the ordinary course during the period between the date hereof and the date of closing and there having been no material adverse change in business, financial condition. or prospects of the Parties, or in the case of the Asset purchase contemplated, the condition, status, and circumstances with regard to the Assets.

d. Definitive Agreement. All of the terms and conditions of the proposed transaction Will be stated in a definitive agreement, to be executed by Star and Lion.

e. Timing. Star and Lion will use reasonable efforts to execute the Definitive Agreement on or before July 31, 2018, and to close the Asset purchase by transfer of the properties as soon as practicable thereafter, but no later than August 15, 2018.

2. Exclusive Negotiating Rights: In order to induce Star to commit significant resources to the acquisition of the Lion Assets, and to fulfill the terms of an agreement for purchase, and consummate the transaction contemplated hereby, Lion agrees that for a period of thirty (30) days after the date hereof Lion or its affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding a similar transaction of such scale, and shall not provide unclassified and public, or confidential information, regarding its assets or business to persons other than Star and its representatives other than in the ordinary course of Lion business.

3. Exclusive Negotiating Rights: Lion is not in discussions with others at the time of this Letter of Intent, and shall refrain, absolutely, from any negotiations regarding the subject matter of this Letter of Intent until after July 31, 2018, unless the time is extended by the Parties by their mutual consent.

4. Best Efforts: The Parties shall use their best efforts to execute the Definitive Agreement and the Asset Acquisition contemplated hereby, and any activity or plan, to effect the contemplated transactions.

5. Representation and Warranties: The Parties individually represent that each is in good standing and that each is authorized to act to as described in the LOI.

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SECTION II

1. Binding Nature of Section I: it is understood by the Parties hereto that Section I of this letter constitutes a statement of the mutual intentions of the Parties with respect to the proposed Definitive Agreement and does not contain all matters which must be included in order for the transaction contemplated in Section I to become effective. A binding commitment with respect to all of the matters contemplated by Section I will result from execution and delivery of the Definitive Agreement.

2. Liability: Neither Star nor Lion shall have any liability or obligation with respect to the proposed Definitive Agreement, hereunder nor otherwise, unless and until the Definitive Agreement is executed and delivered by the Parties thereto, except as to the binding effect of this LOI on the matters contained herein.

3. Termination: This LOI may not be terminated at any time, except by the mutual consent of the Parties hereto, if the Definitive Agreement has not been executed and delivered by the Parties, or the date for delivery such Definitive Agreement has been extended by mutual consent of the Parties, there is a material change in one or more of the Assets, there is an inability for Star to acquire the Assets due to a material change in its status, or if prevented by legal process, or impossibility, impracticability, or frustration of purpose.

4. Assignment: Neither this letter nor any of the rights, interests, nor obligations hereunder shall be assigned by either of the Parties.

5. Status of Assets to be Purchased: Star shall purchase from Lion, the following described Assets, which shall be free and clear of all encumbrances, liens, or other clouds on their respective titles, of any nature whatsoever.

6. Assets to be Purchased by Star from Lion:

A. Bridge Mine Mining Rights. Bridge Mine is located 41.5 km from Guatemala City on the Atlantic Highway CA-9 in the department of El Progreso, having proven gold reserves amounting to 189,580 ounces. Additionally, the deposit at Bridge Mine contains inferred reserves of a minimum of 150,000 ounces to be assessed fully upon further exploration. Bridge is an extension deposit of the “El Sastre” Mining Complex, and the “La Puya” mine.

B. El Chocon Mine Mining Rights. El Chocon is located 307 km from Guatemala City on the Atlantic Highway CA-9 in the department of Livingston, with proven Magnesite ore reserves amounting to 10,000,000 tons. Additionally, the deposit contains a minimum of 4,000,000 tons of inferred reserves to be fully assessed upon further exploration.

C. Genesis Process. A gold extraction process following the conventional principles of heap leaching for the extraction of gold in oxidized minerals, accelerating the rate of dissolution of gold to nearly an immediate rate, reducing the standard time of extraction from about 40-120 days to a mere 24 – 76 hours, and providing immediate technical solutions to difficulties caused by fine materials, resolving the need to agglomerate, speeding the extraction of gold to 400 times faster than conventional heap leaching.

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SECTION III

1. Publicity and News Releases. Any information regarding this LOI, or anything relating to this LOI shall not be released to the news media or general public, without the prior approval of the non-releasing Party; such approval shall not be unreasonably withheld. Star, as a public entity, is obligated to certain public disclosure rules and therefore shall be required to release any and all material events in a timely manner. It is understood by both parties that a mutual press release may be issued upon the execution of the LOI and the following execution of any definitive agreements.

2. Nature of Agreement. This LOI shall not be construed as creating a joint venture or other form of business organization or combination of any kind between the Parties. At all times the Parties remain independent. Each Party is an independent entity and is free to exercise discretion and independent judgment as to the method and means of performance of any actions taken hereunder.

3. Effective Date. The effective date of this LOI is June 4, 2018. To accomplish the Parties’ objectives, this LOI shall stay in effect until July 31, 2018. If a Definitive Agreement is not executed and delivered on mutually acceptable terms by the Parties by July 31, 2018, then the proposed Acquisition described in this LOI shall terminate, unless extended by the Parties by their mutual consent; provided, however nothing herein shall alter or diminish in any manner each Parties’

responsibilities, obligations, and covenants hereunder.

4. Investment Representations. (a) All of the Star Common Stock that may be acquired by Lion under the Definitive Agreement contemplated herein will be acquired hereunder solely for the account of such Lion, for investment, and not with a view to the resale or distribution thereof. Lion understands and is able to bear any economic risks associated with such Lion’s investment in the Star Common Stock. Lion has had full access to all the information Lion considers necessary or appropriate to make an informed investment decision with respect to the Star Common Stock to be acquired under the Definitive Agreement.

5. Lion’s Status. Lion is either (i) an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act), or (ii) not a “U.S. person” (as such term is defined in Regulation S promulgated under the 1933 Act) and is not acquiring the Star Common Stock for the benefit of any U.S. person.

6. Reliance on Exemptions. Lion understands that any Star Common Stock received is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Star is relying upon, among other things, the truth and accuracy of, and Lion compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lion set forth herein in order to determine the availability of such exemptions and the eligibility of Lion to acquire the Star Common Stock.

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7. Information. Lion and its advisors, if any, will have been furnished with all materials relating to the receiving and holding Star Common Stock, which have been requested by Lion. Lion and its advisors, if any, have been afforded the opportunity to ask questions of Star. Neither such inquiries nor any other due diligence investigations conducted by Lion, or its advisors, if any, or its representatives shall modify, amend or affect Lion’s right to rely on the representations and warranties contained herein. Lion understands that its investment in the Star Common Stock involves a high degree of risk and is able to afford a complete loss of such investment. Lion has sought such accounting, legal, and tax advice as he has considered necessary to make an informed investment decision in respect of its acquisition of the Star Common Stock.

8. No Governmental Review. Lion understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Star Common Stock or the fairness or suitability of the investment in the Star Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Star Common Stock.

9. Transfer or Resale. Lion understands: (i) the Star Common Stock has not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Lion shall have delivered to Star an opinion of counsel, in a form reasonably acceptable to Star, to the effect that such Star Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Lion provides Star with assurance reasonably acceptable to Star that such Star Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Star Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Star Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder; and (iii) neither of Star or any other person is under any obligation to register the Star Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding any of the foregoing to the contrary, Lion shall not sell his Star Common Stock unless they are registered in a filing for such purpose with the SEC (a “Filing”). Star agrees to undertake Filings, from time to time, as it deems in its sole discretion, are in the best interests of Star and its shareholders.

10. Non-Merger And Survival. The representations and warranties of Lion contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Star, the representations and warranties of Lion shall survive the Closing.

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11. Nevada Law Governs. This Letter of Intent, and the Definitive Agreement, contemplated hereby will be governed by Nevada law, without giving effect to conflicts of laws principles, and will not be assignable by any Party without the other Party's written consent.

12. Expenses. Each Party shall pay its own fees and expenses and those of its agents, advisors, attorneys and accountants.

13. No Other Agreements; No Third Party Beneficiary. The Parties agree that as of this date there are no oral or written representations, agreements or understandings concerning the subject matter of this Letter or the transactions contemplated herein. No person or entity other than the Parties to this Letter shall have any rights under this Letter.

14. Notices. Any notice, demand, request, statement, or other writing required or permitted by this LOI shall be deemed to have been sufficiently given either when personally delivered or when mailed by certified or registered mail with postage prepaid to the addresses as specified following below. The individuals designated below shall be, unless and until otherwise provided in writing by the appropriate Party, the only individuals eligible to receive any written notices:

Star Alliance International Corp. Attention: Richard Carey, President 5743 Corsa Avenue Suite 218 Westlake Village, CA 91362	Starving Lion, Inc. Attention: Francisco Anleu, Director 5C. D 28-21 COL PINARES Del Norte Ciudad Zona 18 Guatemala

With a copy to:	With a copy to:
Arnold F. Sock, Esquire P.O. Box 25847 Los Angeles, CA 90025-0847	Lion Works, S.A. Paseo Cayala, Edifcio A-3. Oficina 209 Guatemala, GT

It is the intention of Parties to work expeditiously to enter into the Definitive Agreement based on the foregoing terms.

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If the forgoing sets forth the understanding between the Parties with respect to the proposed transaction outlined herein, an authorized signatory of each Party shall execute this Letter of Intent reflecting that the Party for which they sign has executed it and represents that such Party desires to enter into the Definitive Agreement, when and if acceptable to them.

Star Alliance International Corp., By its President,	Starving Lion, Inc., By its Director,

/s/ Richard Carey	/s/ Francisco Adolfo Anleu Pinto
Richard Carey, President	Francisco Adolfo Anleu Pinto, Director

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